EXHIBIT 10.9


                                COMPRESSCO, INC.
                               1313 SE 25TH Street
                             Oklahoma City, OK 73129



Compressco, Inc., and the Note Holder shown below agree to amend the 13% Subordinated Promissory Note dated December 22, 2000 as follows:

1. The scheduled repayment date of December 31, 2003 is amended to March 31, 2005.

2.   The interest rate of 13% is amended to 10% as of April 1, 2003.

3. The subordinated promissory note is being amended to be convertible into common stock of Compressco, Inc., at a conversion price of $150 per share at anytime commencing April 1, 2003 to the note maturity date of March 31, 2005.


Compressco, Inc., and the Holder of Stock Purchase Warrants agree to amend the Stock Purchase Warrant Agreement dated December 22, 2000 as follows:

1. The exercise period is extended from December 31, 2003 to March 31, 2005.


The above agreed to by both parties as indicated by their signatures below.

The note and stock warrant holder hereby agrees to sign any additional documents
or  instruments   necessary  or   appropriate  to  effect  the   above-described
amendments.


Compressco, Inc.                        -----------------------------------
                                        Note and Stock Warrant Holder
                                        (PRINT NAME)


By:                                     By:
   --------------------------              --------------------------------
   Burt H. Keenan                          (SIGNATURE)
   Chairman of the Board

Date March 6, 2003                      Date
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